Exhibit 99.1

            Baldwin Reports Increased Q1 FY'07 Net Income


    SHELTON, Conn.--(BUSINESS WIRE)--Oct. 26, 2006--Baldwin Technology Company, Inc. (AMEX: BLD), a leading global manufacturer of printing press accessories and control equipment, announced today that net income for the first fiscal quarter ended September 30, 2006 increased 11% to $1,326,000, or $0.09 per basic and $0.08 per fully diluted share. This compares to $1,193,000, or $0.08 per basic and fully diluted share, for the same quarter in the prior fiscal year.

    Net sales for the quarter increased approximately $562,000 to $43,207,000, compared to $42,645,000 for the first quarter in the prior year. Excluding the effects of currency translation, net sales were comparable to those reported in last year's first quarter.

    Orders for the quarter totaled $45,922,000, compared to $46,467,000 reported for the quarter a year earlier. Backlog was $51,882,000 on September 30, 2006, up from $49,167,000 at June 30,
2006.

    Vice President and Chief Financial Officer Vijay Tharani said, "Our results for the quarter were even with last year's performance and generally in line with internal expectations. Sales strengthened in most of Europe, offset by a softening of shipments, primarily newspaper products, in Japan."

    President and Chief Operating Officer Karl Puehringer said, "Fiscal 2007 appears to be off to a solid start. Given the weakness in sales in Japan, we are particularly pleased by the receipt of several large orders at Baldwin Japan during the quarter, which will lead to improved shipments in that market. During October, we participated in two printing industry trade shows, IFRA in Amsterdam and Graph Expo in Chicago. Both were well attended and were successful exhibitions for Baldwin.

    "We are very excited about the proposed acquisition of Oxy-Dry Corporation," Puehringer continued. "The addition of its brush cleaning to our existing cloth technology will further strengthen our cleaning product capabilities in the marketplace. We are working diligently to close this transaction in November. In addition, we have recently signed an exclusive distribution alliance with Robatech, a leading gluing system manufacturer based in Switzerland. This alliance complements and supplements our existing web products in this market niche."

    Baldwin will host a conference call today, October 26 at 11 a.m. Eastern Time to review the financial results, discuss the company's business outlook and conduct a question-and-answer session. To participate, call (888) 655-9181 any time after 10:55 a.m. Eastern Time. The toll dial-in number is (210) 839-8504. The pass code for this call is "Baldwin Q1." Participating in the call will be Baldwin Chairman and Chief Executive Officer Gerald A. Nathe, Baldwin President and Chief Operating Officer Karl S. Puehringer and Vice President and Chief Financial Officer Vijay C. Tharani.

    A replay audiotape of the conference call, in its entirety, will be available one hour after the end of the call until Thursday, November 2. To hear that replay call toll free (800) 728-5839 in the U.S. or (203) 369-3326 from outside the U.S.

    A live and archived webcast will be available for 90 days through the Investor Relations section of the Baldwin website at www.baldwintech.com. Callers will need Windows Media Player to listen to the broadcast.

    In other news, the company noted that it will hold its annual stockholders meeting in the boardroom on the 14th floor at the American Stock Exchange in New York on Tuesday, November 14 at 10 a.m.

    About Baldwin

    Baldwin Technology Company, Inc. is a leading international manufacturer of press accessories and controls for the commercial printing and newspaper publishing industries. Baldwin offers a broad range of products focused on improving the quality, safety, environmental compliance and productivity of the printing process. Headquartered in Shelton, Ct., the company has sales and service centers, product development and manufacturing operations strategically located in major graphic arts markets worldwide. Baldwin's products include cleaning systems, fluid management and ink control systems, web press protection systems and drying systems. For more information, visit http://www.baldwintech.com.

    Investors may contact Frank Hawkins or Julie Marshall, Hawk
Associates, at (305) 451-1888 or e-mail info@hawkassociates.com. For an online investment kit, visit http://www.hawkassociates.com. For an investment profile about Baldwin, visit http://www.hawkassociates.com/bldprofile.aspx.

    CAUTIONARY STATEMENT--This release may contain statements regarding expected future order, backlog and sales rates, operating margins and profitability or other statements, which may constitute "forward-looking" information as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and actual results may differ. See Item 1A "Risk Factors" and Exhibit 99 to the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2006.


                   Baldwin Technology Company, Inc.
             Condensed Consolidated Statements of Income
                (In thousands, except per share data)
                             (Unaudited)
                                           Quarter ended September 30,
                                           ---------------------------
                                               2006          2005
                                           ------------- -------------
Net sales                                  $     43,207  $     42,645
Cost of goods sold                               28,945        28,589
                                           ------------- -------------
Gross profit                                     14,262        14,056
Operating expenses                               12,147        11,902
                                           ------------- -------------
Operating income                                  2,115         2,154
Interest expense                                    224           298
Interest income                                     (31)          (28)
Other expense (income), net                        (226)         (133)
                                           ------------- -------------
Income from operations before income taxes        2,148         2,017
Provision for income taxes                          822           824
                                           ------------- -------------
Net Income                                 $      1,326* $      1,193
                                           ============= =============
Net Income per share - basic               $       0.09  $       0.08
                                           ============= =============
Net Income per share - diluted             $       0.08  $       0.08
                                           ============= =============
Weighted average shares outstanding:
     Basic                                       15,003        14,923
                                           ============= =============
     Diluted                                     15,726        15,474
                                           ============= =============


                Condensed Consolidated Balance Sheets
                           (In thousands, Unaudited)
                                            September 30,   June 30,
Current assets:                                 2006         2006
                                            ------------- ------------
  Cash and equivalents                      $     14,696  $    14,986
  Trade receivables                               41,439       39,862
  Inventory                                       23,120       22,657
  Prepaid expenses and other                       4,435        5,274
                                            ------------- ------------
    Total current assets                          83,690       82,779
Property, plant and equipment, net                 3,553        3,617
Intangible assets                                 13,544       13,749
Other assets                                      11,002       12,618
                                            ------------- ------------
    Total assets                                 111,789      112,763
                                            ============= ============
Current liabilities:
  Loans payable                             $      3,386  $     2,622
  Current portion of long-term debt                  828          853
  Other current liabilities                       47,015       49,539
                                            ------------- ------------
    Total current liabilities                     51,229       53,014
Long-term debt                                     6,912        7,080
Other long-term liabilities                        6,708        6,736
                                            ------------- ------------
     Total liabilities                            64,849       66,830
Shareholders' equity                              46,940       45,933
                                            ------------- ------------
Total liabilities and shareholders' equity  $    111,789  $   112,763
                                            ============= ============

* includes $91K of other income in Japan, subject to final resolution


    CONTACT: For Baldwin Technology Company, Inc.
             Hawk Associates, Inc.
             Frank N. Hawkins, Jr. or Julie Marshall
             305-451-1888
             info@hawkassociates.com
             http://www.hawkassociates.com